Protective Life Corporation                                                                                Exhibit 99.1
Post Office Box 2606
Birmingham, AL 35202
Phone 205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES SECOND QUARTER 2007 EARNINGS
BIRMINGHAM, Alabama (August 2, 2007) Protective Life Corporation (NYSE: PL) today reported results for the second quarter of 2007. Highlights include:

•
Net income for the second quarter was $0.91 per diluted share, compared to $0.94 per share in the second quarter of 2006. Included in the current quarter’s net income were net realized investment gains of $0.03 per share, compared to net realized investment losses of $0.01 per share in the second quarter of 2006.

•
Operating income for the second quarter was $0.88 per diluted share, compared to $0.95 per share in the second quarter of 2006. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

Operating earnings in the second quarter were negatively impacted by approximately $0.02 per share of unfavorable mortality in the Life Marketing segment and approximately $0.03 per share of non-recurring expenses relating to the integration of Chase Insurance Group.  Participating mortgage income was approximately $0.02 per share lower in the second quarter of 2007 than in the second quarter of 2006. With the exception of Life Marketing, pretax operating income in this quarter was higher than in the second quarter of 2006 in every operating segment. Life Marketing pretax operating income, adjusted for the effect in the second quarter of 2006 of an unlocking of deferred acquisition costs (“DAC”), was also higher in the quarter.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer stated, “The Company made solid progress on many fronts during the quarter. Operating earnings, adjusted for mortality and some one-time expenses, were in line with our expectations for the quarter. Positive developments in the quarter included: an encouraging rebound in our life insurance sales; very strong annuity sales; substantial progress on the integration of the Chase Insurance Group acquisition; widening spreads in our Stable Value segment; a solid earnings contribution from the Asset Protection segment; and the completion of our AXXX securitization. While participating mortgage income, prepayment fees and other investment income items were down in the quarter, the quality of our investment portfolio is very high and we see opportunities to widen spreads and grow investment income as a result of the recent volatility in the fixed income markets. As we look to the remainder of 2007, we are encouraged by our progress in expanding life insurance and annuity distribution; the solid earnings contributions from our Acquisitions and Asset Protection segments; and the opportunities that our growing capital base will give us to restart growth in the Stable Value segment, pursue new acquisitions and take advantage of widening spreads in the fixed income markets.”

FINANCIAL HIGHLIGHTS

•
Life Marketing pretax operating income was $37.8 million, a decrease of 26.1% compared to the same period last year. The second quarter of 2006 included $14.1 million of positive unlocking of DAC related to universal life products. Life Insurance sales were $64.7 million as compared to $53.5 million in the second quarter of 2006.

•
Pretax operating income in the Acquisitions segment was $30.8 million in the current quarter, including $13.2 million from the Chase Insurance Group acquisition, closed in July 2006, an increase of 62.5% compared to $19.0 million in the same period last year. During the quarter, the Company also completed significant conversions related to the integration of the Chase Insurance Group.

•
The Annuities segment reported pretax operating income of $6.7 million compared to $6.2 million in the second quarter of 2006. The segment produced record sales during the quarter of $428.8 million, up 96.9 % as compared to the second quarter of 2006. In addition, all annuity product lines produced net positive cash flows for the current quarter and year to date 2007. The Company has also launched a new living benefit guaranteed minimum withdrawal benefit rider in its variable annuity product during May 2007.

•
Pretax operating income in the Stable Value Products segment was $12.4 million in the current quarter compared to $11.8 million in the same period last year. Operating spreads increased in the segment by 22 basis points to 104 basis points as compared to the second quarter of 2006.  Also during the quarter, the company re-entered the institutional funding agreement market.

•
The Asset Protection segment reported pretax operating income of $11.5 million, an increase of 29.4% over the same period last year. The segment generated strong operating earnings for the current quarter at $11.5 million, due to additional earnings provided by the Western General acquisition and record earnings in its Service Contracts line of business.

•	As of June 30, 2007, the Company’s assets were $40.3 billion, compared to $29.1 billion at June 30, 2006, an increase of 38.5%.

•
As of June 30, 2007, share-owners’ equity per share, excluding accumulated other comprehensive income, was $34.68 compared with $31.37 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $32.70 compared with $29.23 a year ago.

•	Operating income return on average equity for the twelve months ended June 30, 2007 was 11.3%.

•	Net income return on average equity for the twelve months ended June 30, 2007 was 12.9%.

•
At June 30, 2007, below investment grade securities were 2.0% percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of the commercial mortgage loan portfolio.

•	As of June 30, 2007, the Company had $124.2 million in securities that are supported by collateral classified as sub-prime, of which, approximately 98% are AAA rated.

•
In early July 2007, the Company completed its securitization to fund statutory reserves required by Actuarial Guideline 38 (commonly known as “AXXX”) for certain Universal Life products sold by the Company.

2007 GUIDANCE

Based on current information, Protective is reaffirming its previous guidance and expects 2007 operating income per diluted share to be between $3.90 and $4.10. Protective’s 2007 guidance excludes any reserve adjustments or unusual or unpredictable benefits or charges that might occur during the year. The 2007 guidance range is based upon actual year to date performance and many assumptions relating to the remaining half of the year, including but not limited to:  the expected pattern of financial results in the life insurance business written under our capital markets securitization structure in which profitability is expected to emerge more gradually after business is written, while results continue to be affected on an ongoing basis by the ordinary course run-off of older, profitable policies; competitive pressure on pricing in our term life insurance business; and our view and expectations as to the likely effect of the interest rate environment on our business (including our view and expectations of credit spreads, the yield curve, and the volume of prepayments and income from our participating mortgage loan portfolio). The 2007 guidance range also assumes no further positive or negative unlocking of DAC or adjustments to value of businesses acquired (“VOBA”), and diluted weighted average shares outstanding of 71.5 million.

The Company’s actual experience in 2007 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth under “Forward Looking Statements” below and in the Company’s Form 10-K and Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC and VOBA amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

SECOND QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

	2Q2007	2Q2006

Operating income	$62,799	$67,719
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	2,306	(778)
Net Income	$65,105	$66,941

 ($ per share; net of income tax)
	2Q2007	2Q2006

Operating income	$0.88	$0.95
Realized investment gains (losses) and
related amortization
Investments	(0.65)	0.04
Derivatives	0.68	(0.05)
Net Income	$0.91	$0.94

BUSINESS SEGMENT OPERATING INCOME BEFORE INCOME TAX

The table below sets forth business segment operating income before income tax for the periods shown:

OPERATING INCOME BEFORE INCOME TAX
($ in thousands)

	2Q2007	2Q2006

LIFE MARKETING	$37,834	$51,225
ACQUISITIONS	30,814	18,958
ANNUITIES	6,669	6,150
STABLE VALUE PRODUCTS	12,355	11,800
ASSET PROTECTION	11,522	8,904
CORPORATE AND OTHER	(1,300)	6,848
	$97,894	$103,885

In the Life Marketing and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization of DAC and VOBA as set forth in the table below.

($ in thousands)	2Q2007	2Q2006

Operating income before
income tax	$97,894	$103,885
Realized investment gains (losses)
Stable Value Contracts	(583)	710
Annuities	53	1,598
Acquisitions	2,566	---
Corporate and Other	2,578	(1,284)
Less: periodic settlements on derivatives
Corporate and Other	237	674
Related amortization of deferred policy
acquisition costs and value of businesses acquired
Acquisitions	777	---
Annuities	53	1,549
Income before income tax	$101,441	$102,686

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures) for the Acquisitions segment was $32.6 million for the second quarter of 2007 and $19.0 million for the second quarter of 2006. Income before income tax for the Annuities segment was $6.7 million for the second quarter of 2007 and $6.2 million for the second quarter of 2006. Income before income tax for the Stable Value segment was $11.8 million for the second quarter of 2007 and $12.5 million for the second quarter of 2006. Income before income tax for the Corporate and Other segment was $1.0 million for the second quarter of 2007 and $4.9 million for the second quarter of 2006.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)	2Q2007	2Q2006

LIFE MARKETING	$64.7	$53.5
ANNUITIES	428.8	217.8
STABLE VALUE PRODUCTS	135.0	124.5
ASSET PROTECTION	153.9	136.2

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING:  Pretax operating income for the Life Marketing segment was $37.8 million in the quarter, a decrease of 26.1% as compared to the prior year’s quarter. The second quarter of 2006 included positive unlocking of deferred policy acquisition costs (“DAC”) related to universal life products, the effect of which increased earnings approximately $14.1 million in the second quarter of 2006.  In addition, unfavorable mortality reduced earnings for the current quarter by $1.6 million.

Life insurance sales were $64.7 million for the quarter compared to $53.5 million in the second quarter of 2006. Term insurance sales in the current quarter were $44.0 million compared to $35.8 million in the prior year’s quarter.  Universal and variable universal life insurance sales in the second quarter of 2007 were $20.7 million compared to $17.7 million in the second quarter of 2006.

ACQUISITIONS:  Pretax operating income was $30.8 million for the second quarter of 2007 compared to $19.0 million in the second quarter of 2006. The increase for the quarter is attributable to the acquisition of the Chase Insurance Group block of business in the second half of 2006.  The division’s earnings were affected by higher non-recurring expenses of $3.0 million related to Chase Insurance Group integration costs as compared to first quarter 2007.

ANNUITIES:  Pretax operating income in the Annuities segment was $6.7 million in the second quarter of 2007 as compared to $6.2 million in the second quarter of 2006. Average annuity account balances were $7.0 billion for the quarter ended June 30, 2007, an increase of 19.5% over the same period last year.

Total annuity sales increased 96.9% to $428.8 million in the second quarter of 2007 as compared to the prior year’s quarter. Variable annuity sales were $123.3 million in the second quarter of 2007 compared to $81.2 million in the second quarter of 2006.  Fixed annuity sales increased 123.7% to $305.6 million in the second quarter of 2007 as compared to the same period last year.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $12.4 million in the second quarter of 2007 compared to $11.8 million in the second quarter of 2006. Decreases in operating earnings resulting from declines in average account values were more than offset by a 22 basis point increase in spreads to 104 basis points as compared to 82 basis points in the second quarter of 2006.

ASSET PROTECTION:  The Asset Protection segment had pretax operating income of $11.5 million for the second quarter of 2007 compared to $8.9 million in the prior year’s quarter. The increase in earnings was primarily attributable to improvement in service contract lines.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating loss of $1.3 million in the second quarter of 2007 compared to pretax operating income of $6.8 million in the second quarter of 2006. The decrease in pretax operating income is attributable to an increase in interest expense, lower participating mortgage income and higher corporate overhead, offset by higher investment income. The increase in interest expense for the quarter as compared to the same period in the prior year is primarily due to the issuance of $200 million of Subordinated Debt Securities to finance the Chase Insurance Group transaction in the third quarter of 2006 and the issuance of non-recourse funding obligations to support the Company’s Regulation XXX transactions.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on August 3, 2007 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-896-8445 (international callers 1-785-830-1916 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern August 3, 2007 until midnight August 10, 2007. The recording may be accessed by calling 1-800-934-3033 (international callers 1-402-220-1144).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern August 3, 2007 until midnight August 10, 2007.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The 2007 earnings guidance presented in this release is based on the financial measure operating income per diluted share. Net income per diluted share is the most directly comparable GAAP measure. A quantitative reconciliation of Protective’s net income per diluted share to operating income per diluted share is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized investment gains and losses, which typically vary substantially from period to period.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of June 30, 2007)

Total share-owners’ equity per share	$32.70
Less: Accumulated other comprehensive income per share	(1.98)

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$34.68

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended June 30, 2007 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended June 30, 2007, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2007

($ in thousands)

Numerator:

	Three Months Ended
	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Rolling Twelve Months Ended June 30, 2007

Net income	$57,301	$85,182	$90,583	$65,105	$298,171
Net of:
Realized investment gains
(losses), net of income tax
Investments	51,119	3,655	6,592	(45,705)	15,661
Derivatives	(34,772)	17,035	(1,654)	48,705	29,314
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit	(4,147)	(829)	(777)	(540)	(6,293)
Add back:
Derivative gains related
to Corp. debt and investments
net of income tax	425	50	167	154	796
Operating Income	$45,526	$65,371	$86,589	$62,799	$260,285

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
December 31, 2006	2,313,075	12,431	2,300,644
March 31, 2007	2,419,317	37,954	2,381,363
June 30, 2007	2,293,542	(139,132)	2,432,674
Total			$11,541,210
Average			$2,308,242
Operating Income Return on Average Equity			11.3%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2007

($ in thousands)

Numerator:

Net income – three months ended September 30, 2006	$57,301
Net income – three months ended December 31, 2006	85,182
Net income – three months ended March 31, 2007	90,583
Net income – three months ended June 30, 2007	65,105
Net income – rolling twelve months ended June 30, 2007	$298,171

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2006	2,043,711	(149,324)	2,193,035
September 30, 2006	2,271,889	38,395	2,233,494
December 31, 2006	2,313,075	12,431	2,300,644
March 31, 2007	2,419,317	37,954	2,381,363
June 30, 2007	2,293,542	(139,132)	2,432,674
Total			$11,541,210
Average			$2,308,242
Net Income Return on Average Equity			12.9%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period resulting in earnings volatility, and actual results could differ from its expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, destroying valuable data or making it difficult to conduct business; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by recent regulatory action, and future marketing plans are dependent on access to the capital markets through securitization; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company. The Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Rich Bielen
Vice Chairman and Chief Financial Officer
(205) 268-3617

Rob Shirley
Vice President, Investor Relations
(205) 268-6259